Exhibit 3.32

CERTIFICATE OF FORMATION

OF

GRAHAM PACKAGING LEASING USA LLC

1. The name of the limited liability company is GRAHAM PACKAGING LEASING USA LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of GRAHAM PACKAGING LEASING USA LLC this 16th day of November, 2006.

/s/ John E. Hamilton
JOHN E. HAMILTON